EXHIBIT 99.1

China's Basic Medical Insurance to Cover Sinobiopharma's Flagship Product

Basic Insurance to Cover 90 Percent of China's Urban Population of 600 Million by the End of 2010

NANTONG, China, Feb. 1 /PRNewswire-Asia/ -- Sinobiopharma, Inc. ("Sinobiopharma" or, the "Company") (OTC Bulletin Board: SNBP) is pleased to announce that the Chinese government has approved the Company's flagship product, KuTai (Cisatracurium Besylate), for coverage under National Basic Medical Insurance, Employment Injury Insurance and Maternity Insurance (2009 Edition).

KuTai (Cisatracurium Besylate), on the market since 2006, had not been covered by any medical insurance before the Chinese government granted approval for its inclusion on the list of insured drugs on November 27, 2009. Before coverage was approved, patients who chose KuTai, a lasted generation skeletal muscle relaxant used for surgery, did so at their own expense. National Basic Medical Insurance will now provide for patients to be reimbursed for any use of KuTai. Under China's healthcare reform plan, more than 90 percent of its urban population of 600 million will be covered by National Basic Medical Insurance by the end of 2010.

Typically, the Chinese government observes the performance of new generation drugs in the market for several years to ensure their safety and efficacy profile is well established before considering them for inclusion on the list of insured pharmaceuticals. Following Sinobiopharma's launch of this latest generation of muscle relaxant in China in 2006, KuTai has became one of the market growth leaders and is now used in more than 1,000 hospitals located in almost every province.

"We are very pleased that KuTai has finally been approved for insurance coverage," said Dr. Lequn Lee Huang, Sinobiopharma CEO. "All of KuTai's competitor drugs, earlier generation muscle relaxants, were covered by insurance. But even with this reimbursement disadvantage, KuTai still managed to gain significant market share because of its greater efficacy and superior safety profile. KuTai's inclusion on the list of insured drugs eliminates this reimbursement disadvantage. We expect the provision of insurance coverage will drive a significant increase in KuTai's sales volume and further gains in market share."

About Sinobiopharma

Sinobiopharma, Inc. is a fully integrated and highly innovative specialty biopharmaceutical company engaged in the research and development, manufacture and marketing of biopharmaceutical products in China, one of the world's fastest growing pharmaceutical markets. Known as Dong Ying (Jiangsu) Pharmaceutical Co., Ltd. in China, the Company's current therapeutic focus is on anesthesia-assisted agents and cardiovascular drugs.

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Sinobiopharma, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiopharma, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiopharma, Inc. does not undertake any obligation to update any forward looking statement, except as required under applicable law.

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 Sinobiopharma, Inc.
 Investor Relations
 Tel: +1-203-987-5632